                                                                    Exhibit 11.1


                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE


                                         Three months ended               Six months ended
                                              June 30,                        June 30,
                                       --------------------            --------------------
                                       1997            1996            1997            1996
                                       ----            ----            ----            ----
Weighted average number
     of common shares
     outstanding                     13,363,997      13,363,779      13,363,888      13,363,779

Application of the "treasury
     stock" method to the stock
     option plan                         36,975              --          36,975              --
                                    -----------     -----------     -----------     -----------

Total common and common
     equivalent shares,
     assuming full dilution          13,400,972      13,363,779      13,400,863      13,363,779
                                    ===========     ===========     ===========     ===========


Net income                          $ 3,981,000     $   662,000     $ 5,359,000     $ 1,007,000
                                    ===========     ===========     ===========     ===========


Net income  per common share,
     assuming full dilution         $       .30     $       .05     $       .40     $       .08
                                    ===========     ===========     ===========     ===========



The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.